UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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CROCS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This proxy statement supplement (the “Proxy Supplement”) updates the proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission on April 29, 2011 regarding the 2011 Annual Meeting of Stockholders of Crocs, Inc. to be held on June 28, 2011 at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado at 2:00 p.m. Mountain Time. Except as updated by this Proxy Supplement and the proxy supplement filed with the Securities and Exchange Commission on May 19, 2011, all information set forth in the Proxy Statement remains unchanged.

In Proposal 3 in the Proxy Statement, we are asking stockholders to approve an amendment and restatement of our 2007 Equity Incentive Plan (the “Plan”) to increase the number of shares available for issuance pursuant to awards under the Plan. The proposed amendment and restatement of the Plan authorizes the issuance of up to an additional 6,300,000 shares.

This Proxy Supplement specifically updates the Proxy Statement to include additional information regarding our equity burn rate calculation and to provide information updated as of May 31, 2011 on outstanding shares, stock options and restricted stock awards and units as well as shares available for future grant under the Plan. This additional information, as provided below, is being provided in response to the recent ISS Proxy Advisory Services report.

As previously disclosed in the Proxy Statement, to address potential stockholder concerns regarding the number of equity awards we intend to grant in a given year, the Board determined it will take appropriate steps over the next three years to control the granting of shares subject to equity awards under the Plan as follows. We commit that, with respect to the number of shares subject to awards granted over the next three years commencing with the 2011 fiscal year, we will maintain a three-year average burn rate that does not exceed 3.26%. For purposes of burn rate commitment, to determine the number of shares granted in a particular year, all awards will first be converted into option-share equivalents. In this case, each share that is subject to awards other than options and stock appreciation rights will count as equivalent to 2.0 shares. The burn rate will be computed using the number of weighted average common shares outstanding for the fiscal year in the denominator.

As of May 31, 2011, and excluding the requested share increase, there were 1,529,836 shares remaining available for future grants of awards under the Plan. If stockholders approve the amendment and restatement of the Plan, as proposed, the total number of shares available for grant under the Plan, plus the number of shares subject to outstanding options under the Plan as of May 31, 2011, would be 10,609,083 shares. As of May 31, 2011, there were 4,016,414 stock options outstanding with a weighted average exercise price of $10.54 and a weighted average remaining term of 6.91 years. As of May 31, 2011, there were 979,042 restricted stock awards and units outstanding.

Please note that an “Abstain” vote on Proposal 3 will have the same effect as a vote “Against” the proposal.  Your vote “For” this proposal is important.  If you have already voted “Against” or “Abstain” on this proposal, we urge you to reconsider and to submit a new vote “FOR” Proposal 3.